EXHIBIT 10.18

CONFIDENTIAL PROVISIONS REDACTED

AMENDED AND RESTATED

LICENSE AGREEMENT

This Agreement, dated as of April 25, 2007 (“2007 Effective Date”), is by and between (i) SciClone Pharmaceuticals, Inc. (“SciClone”), a Delaware corporation having its principal place of business at 901 Mariners Island Blvd., San Mateo, California 94404, and (ii) RESprotect GmbH, a German corporation having an office at Fiedlerstr. 34, D-01307 Dresden, GERMANY (hereinafter “RESprotect”).

RECITALS

WHEREAS, RESprotect possesses certain intellectual property rights related to RP101 ((E)-5-(2-bromovinyl-)2’-deoxyuridine – also known as BVDU); and

WHEREAS, Resistys INC., having an office at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067 including any Affiliates of Resistys (“Resistys”), Australian Cancer Technology Limited, an Australian corporation having an office at Aurora Place, Suite 4, Level 36, 88 Philip Street, Sydney 2000, Australia including any Affiliates of ACT, and RESprotect GmbH, entered into a license agreement, effective as of September 13, 2004 (“2004 License Agreement”) and, effective on the same date, Resistys and RESprotect entered into a supply agreement for Clinical Trial Material related to the 2004 License Agreement (“2004 Supply Agreement”);

WHEREAS, effective May 31, 2005, Australian Cancer Technology, Ltd. underwent a name change to “Avantogen Limited” (“Avantogen”);

WHEREAS, effective August 30, 2004, Resistys, was formed as a wholly-owned subsidiary of Avantogen for the principal purpose of entering into the 2004 License Agreement and 2004 Supply Agreement and, after several share transfers, the sole shareholder of Resistys is now Avantogen Oncology Ltd (“AOI”);

WHEREAS, Resistys and Avantogen, immediately prior to the entering into this Agreement assigned their respective interest in the 2004 License Agreement and the 2004 Supply Agreement to SciClone as of the 2007 Effective Date;

WHEREAS, SciClone desires to engage in research, development, marketing, sale and distribution of BVDU; and

WHEREAS, SciClone desires to acquire from RESprotect, and RESprotect is willing to grant to SciClone, an exclusive license in the Territory, as hereinafter defined, under RESprotect’s intellectual property rights relating to BVDU, including patents and know-how, upon the terms and conditions set forth herein.

WHEREAS, on March 15, 2007, RESprotect, Resistys, Avantogen , AOI and SciClone, signed a non-binding Term Sheet (the “March 2007 Term Sheet”) agreeing to complete certain definitive agreements by the 2007 Effective Date, including: (1) an assignment by Resistys and Avantogen to SciClone of the (a) 2004 License Agreement; (b) all assets owned or controlled by them

CONFIDENTIAL TREATMENT

related to the 2004 License Agreement or the RP101 program, including, without limitation, all (i) intellectual property rights, including inventions and know-how, whether or not patentable, (ii) data and information, (iii) regulatory filings, and (iv) agreements; (2) an assignment by Resistys to SciClone of the 2004 Supply Agreement; and (3) an agreement between Resistys/AOI and RESprotect relating to certain consideration to be paid by Resistys/ AOI to RESprotect and (4) this Agreement and the 2007 Supply Agreement between RESprotect and SciClone.

NOW, therefore, in consideration of the promises and mutual covenants herein, RESprotect and SciClone hereby amend and restate the 2004 License Agreement in its entirety to read in full as follows:

ARTICLE I

GENERAL DEFINITIONS

SECTION 1.1 The term “2007 Effective Date” shall mean the date set forth in the first and opening paragraph of this Agreement. The term “2004 Effective Date” shall mean the Effective Date of the 2004 License Agreement which was September 13, 2004.

SECTION 1.2 The term “2007 Supply Agreement” shall mean the Supply Agreement between RESprotect and SciClone concluded with equal date as this Agreement.

SECTION 1.3 The term “Affiliate” shall mean any corporation or other entity, which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than [****] of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint [****] or more of the members of the governing body of the corporation or other entity.

SECTION 1.4 The term “API” shall mean active pharmaceutical ingredient.

SECTION 1.5 The term “Asia” shall mean the countries listed under “Asia” in Exhibit A.

SECTION 1.6 The term “Clinical Trial Costs” shall mean [****].

SECTION 1.7 The term “Development” shall have the meaning set forth under Section 4.1(a).

SECTION 1.8 The term “Development Plan” shall have the meaning set forth under Section 4.1(a).

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SECTION 1.9 The term “Europe” shall mean the countries listed under “Europe” in Exhibit A.

SECTION 1.10 The term “FDA” shall mean the United States Food and Drug Administration and its successor agencies, if any.

SECTION 1.11 The term “First Commercial Sale” shall mean the first sale of Licensed Product by SciClone, and/or it’s Sublicensees.

SECTION 1.12 The term “Grant-Back License” shall have the meaning set forth in Section 8.1.

SECTION 1.13 The term “Improvements” shall mean any amendments, modifications of and additions to the RESprotect Patent Rights and RESprotect Know-How which are made, developed, reduced to practice or acquired by RESprotect during the term of this Agreement, including, but not limited to, such that: (i) improve the performance or efficacy of the Licensed Product, (ii) reduce any side effects, drug interactions or other adverse effects of the Licensed Product, (iii) reduce the cost and/or increase the efficiency or productivity of the manufacturing and production processes for the Product, or (iv) increase bio-availability or improve drug delivery.

SECTION 1.14 The term “Initiation of a Phase II Trial” shall mean the date when the first patient is enrolled in a Phase II Trial.

SECTION 1.15 The term “Joint Technology” shall mean any inventions made jointly by employees of SciClone or any of its Sublicensees and RESprotect or any of its Affiliates and/or it’s Other Licensees.

SECTION 1.16 The term “License” shall have the meaning set forth in Section 2.1.

SECTION 1.17 The term “Licensed Finished Product” shall mean the finished form medicinal product including the Licensed Product.

SECTION 1.18 The term “Licensed IP Rights” shall mean, collectively, the RESprotect Patent Rights and the RESprotect Know-How.

SECTION 1.19 The term “Licensed Product” shall mean the API RP101 ((E)-5-(2- bromovinyl-)2’-deoxyuridine—also known as BVDU), a salt of BVDU or a prodrug of BDVU (if developed by RESprotect) for use under the RESprotect Patent Rights, (i) which incorporates, embodies, utilizes or is based on RESprotect Know-How or (ii) the manufacture, use, importation or sale of which would, but for the rights granted hereunder, constitute infringement of a Valid Claim under the RESprotect Patent Rights.

SECTION 1.20 The term “Market Sales” shall mean with regard to all sales of Licensed Product in the Territory, the gross amount invoiced for sales of Licensed Product only and does not include any amounts invoiced to customers for customs duties or sales taxes directly related to the sale of Licensed Product, or for transportation, shipping and insurance costs.

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SECTION 1.21 The term “Net Sales” shall mean with respect to all sales of Licensed Product by SciClone or Sublicensees in the Territory, the gross invoiced sales price of Licensed Product less [****].

SECTION 1.22 The term “Other Licensee” shall mean any Third Party who receives a license from RESprotect under the RESprotect Patent Rights and RESprotect Know-How in relation to the Licensed Product for the territory of Europe and/ or Asia.

SECTION 1.23 The term “Patent Rights” shall mean the rights under any patent applications, issued patents and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations or extensions that have issued or in the future issue from such patent applications, including utility model and design patents and certificates of invention as well as any patent term extensions, such as pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 and any foreign equivalents.

SECTION 1.24 The term “Phase II Trial” shall mean a phase II clinical trial as defined by the FDA rules and regulations.

SECTION 1.25 The term “Preclinical and Clinical Data” shall have the meaning set forth in Article V.

SECTION 1.26 The term “RESprotect Know-How” shall mean any of RESprotect’s confidential proprietary information and materials relating to the research, development, manufacture, approval, marketing, use or sale of Licensed Product which during the term of this Agreement are or prior to this Agreement were developed by RESprotect and which RESprotect is permitted to disclose to SciClone without violating any Third Party agreements.

SECTION 1.27 The term “RESprotect Patent Rights” shall mean any Patent Rights under U.S. Patent No. 6,589,941, a patent or patents issuing on U.S. patent applications published as 20040127454 and 20060178338 only to the extent they relate to RP 101 and any US and/or Canadian patents or patent applications claiming priority to, or directly related to, the above patents or patent applications filed by RESprotect only to the extent they relate to RP 101.

SECTION 1.28 The term “SciClone Invention(s)” shall have the meaning set forth in Section 8.1.

SECTION 1.29 The term “Scale-Up Plan” shall have the meaning set forth in the 2007 Supply Agreement.

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SECTION 1.30 The term “Sublicensee” shall mean any Affiliate of SciClone or Third Party who receives a sublicense from SciClone relating to the License upon entering into any of the following agreements with SciClone: a sublicense agreement, research and development agreement, or alternative form of collaboration or commercialization agreement, such as, but not limited to, a co-promotion or co-marketing arrangement to research, develop, import, make (subject to Article VI of this Agreement and the provisions of the 2007 Supply Agreement), use, offer for sale, and/or sell Licensed Product in the Territory.

SECTION 1.31 The term “Territory” means the United States of America and Canada.

SECTION 1.32 The term “Third Party” shall mean any entity other than RESprotect or SciClone and their respective Affiliates.

SECTION 1.33 The term “USPTO” shall mean the United States Patent and Trademark Office

SECTION 1.34 The term “Valid Claim” shall mean a claim of an issued and unexpired patent within the RESprotect Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II

GRANT OF LICENSE/OPTION

SECTION 2.1 Grant of License Rights by RESprotect to SciClone. RESprotect hereby grants to SciClone the exclusive license to use the RESprotect Patent Rights and the RESprotect Know-how to develop, use, make (subject to Article VI of this Agreement and the provisions of the 2007 Supply Agreement), have made (subject to Article VI of this Agreement and the provisions of the 2007 Supply Agreement), sell, offer for sale and import the Licensed Product and Improvements under the RESprotect Patent Rights in the Territory (“License”).

SECTION 2.2 Sublicenses. SciClone shall have the right to grant sublicenses to the License to Sublicensees upon notification to RESprotect. Any such sublicense shall be at arm’s length and conform to the terms hereof, and SciClone shall be responsible for the performance by its Sublicensee of all obligations imposed under the terms of this Agreement.

SECTION 2.3 [****]

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ARTICLE III

PAYMENTS

SECTION 3.1 Milestone Payments. In consideration of the License provided hereunder, SciClone shall compensate RESprotect by paying to RESprotect by wire transfer within fifteen (15) business days after the achievement of each of the milestones set forth below, the following payments:

Milestone	Payment to RESprotect
Initiation of a Phase II Trial by SciClone or Sublicensees in the Territory or outside the Territory covering Licensed Product	$1.32 million US

[****]	[****]

[****]	[****]

[****]	[****]

Payments made by SciClone to RESprotect pursuant to this Section 3.1 are not refundable under any circumstances, will not be credited against royalty payments due to RESprotect pursuant to Section 3 and apply as well in the event SciClone sublicenses to a Sublicensee.

SECTION 3.2 Royalties. Following the First Commercial Sale of a Licensed Product, SciClone will pay, on a calendar quarterly basis, without offset or deduction except as set forth in this Agreement, a royalty in the amounts set forth in Section 3.3 below on Net Sales of the Licensed Product, as the case may be, during the previous quarter, calculated in U.S. Dollars.

SECTION 3.3 Royalty Calculation.

(a) In consideration of the License granted to SciClone, SciClone shall pay to RESprotect a royalty at the rates set forth below of the Net Sales of Licensed Product sold by SciClone or its Sublicensees as follows:

Annual Market Sales	[****]	[****] of Net Sales
Annual Market Sales	[****]	[****] of Net Sales

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(b) Royalty Payment Reports; Exchange Rates. During the term of this Agreement following the First Commercial Sale of a Licensed Product, SciClone shall within forty-five (45) days after each calendar quarter pay to RESprotect the royalties due under the Agreement for such quarter and furnish to RESprotect a written quarterly report showing: (i) the Market Sales of the Licensed Product sold by SciClone and its Sublicensees during the reporting period and the calculation of Net Sales from such Market Sales; (ii) the royalty due thereon; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties (for the sake of clarification withholding taxes shall not be deducted from the Market Sales); and (iv) the exchange rates used in determining the amount of United States dollars. All sales in currencies other than United States dollars shall be converted into United States dollars calculated at the exchange rate published in THE WALL STREET JOURNAL on the last day of the calendar quarter. If no royalty is due for any royalty period hereunder, SciClone shall so report. SciClone shall keep complete and accurate records in sufficient detail to properly reflect all Market Sales and Net Sales to enable the royalties payable hereunder to be determined.

(c) Audits. Upon written request and advance notice of not less than thirty (30) days, SciClone shall permit an internal auditor or independent public accountant selected by RESprotect and acceptable to SciClone, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of SciClone as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted at RESprotect’s expense and not more than once in each calendar year. In the event such RESprotect representative concludes, providing sufficient evidence, that additional royalties were owed to RESprotect during such period, the additional royalty shall be paid by SciClone within thirty (30) days of the date RESprotect delivers to SciClone such representative’s written report so concluding. The fees charged by such representative shall be paid by RESprotect unless the audit discloses that the royalties payable by SciClone for the audited period are underpaid by more than 5%, in which case SciClone shall pay the reasonable fees and expenses charged by such representative and a further amount equal to the amount of the additional royalty. Any overpay will be refundable or credited against future royalties. SciClone shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to SciClone, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by RESprotect’s representatives to the same extent required of SciClone under this Agreement. RESprotect agrees that all information subject to review under this Section 3.3(c) or under any sublicense agreement will be confidential and that RESprotect will cause its representatives to retain all such information in confidence.

SECTION 3.4 Form of Payment.

(a) Any milestone payment required to be made by SciClone to RESprotect pursuant to the terms of Section 3.1, shall be made in U.S. Dollars. SciClone shall make each milestone payment in cash when due and payable by wire transfer in immediately available funds to an account designated by RESprotect reasonably prior to the time of such payment.

(b) All royalties payable pursuant to Section 3.2 and 3.3 are calculated in U.S. Dollars and all royalty payments made by SciClone to RESprotect will be paid in cash in US dollars ($) calculated on the basis of the exchange rate as published in THE WALL STREET JOURNAL on the last day of the calendar quarter.

7	CONFIDENTIAL TREATMENT

SECTION 3.5 Third-Party License.

(a) In the event that a license from a Third Party [****] is necessary, in the sole opinion of SciClone, for SciClone to fully use the RESprotect Patent Rights under the License, SciClone shall so inform RESprotect in writing and thereafter SciClone and RESprotect will cooperate in order to conclude a license agreement with the Third Party which is reasonably acceptable to SciClone and RESprotect. RESprotect undertakes not to unreasonably withhold its acceptance and consent. The Parties shall also agree on who shall lead the negotiations with the Third Party, taking into consideration, inter alia, their respective experience and/or standing with this Third Party, if any, and geographic, language and nationality advantages. In the event that upon the consent of RESprotect SciClone enters into a license agreement with a Third Party for the Territory and is obligated to pay royalties to such Third Party [****], [****].

[****]

However, in no event shall the royalties due to RESprotect under Section 3.3 of this Agreement be reduced to less than [****] of total Net Sales.

(b) [****]

(c) For the sake of clarification, this Section 3.5 does not apply in case SciClone decides to take a Third Party license which has the purpose of combining the Licensed Product with [****]. For all costs related to any such Third Party license, SciClone shall bear the sole financial and commercial responsibility.

SECTION 3.6 Interest. Any late payment by SciClone shall bear interest at 2 percentage points over the 1 year LIBOR rate applicable at the time the payment is made.

ARTICLE IV

SCICLONE’S DEVELOPMENT OBLIGATIONS

SECTION 4.1 SciClone Diligence.

(a) At its own cost and expense, SciClone shall conduct such clinical trials and apply for all governmental approvals necessary to manufacture (unless otherwise provided herein), sell, market, and distribute Licensed Product, and to develop, submit regulatory applications for, manufacture and commercialize the Licensed Product (such activities cumulatively referred to as “Development”). SciClone is fully committed to expediting the clinical development of the Licensed Product. To that end, SciClone will undertake the

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8	CONFIDENTIAL TREATMENT

development of the Licensed Product according to Protocol Number RP101-II, incorporated in IND [****] (“Phase 2 Protocol”). The development plan which is attached as Exhibit B (“Development Plan”) is a proposal by RESprotect for purposes of discussion at the first meeting of the Development Committee. SciClone and RESprotect agree to work diligently to complete the initial Development Plan at the first meeting of the Development Committee. The Development Plan may be amended from time to time in response to additional clinical and non-clinical studies which may be required by the FDA. Topics related to the Development Plan will be determined in the Development Committee (Section 4.2.)

(b) The parties acknowledge that lack of diligence in Development of the Licensed Product will diminish the value of this Agreement to RESprotect; accordingly, SciClone shall at all times put forth good faith commercially reasonable efforts in connection with Development of the Licensed Product in the Territory. SciClone agrees to make good faith commercially reasonable efforts and to use sound scientific judgment in Development of the Licensed Product; provided, however, that the parties understand and agree that the Development process and Development Plan may from time to time be subject to reasonable adjustment by SciClone in coordination with RESprotect as set forth in Section 4.2. Any substantial deviation from the Development Plan shall be submitted to the Development Committee for consideration and decision as set forth in Section 4.2.

(c) In addition, SciClone shall use good faith commercially reasonable efforts and sound scientific judgment to fully exploit the Licensed Product to the extent of its commercial potential in the Territory.

(d) Subject to Section 4. l(b) above, the parties acknowledge and agree that all decisions including, without limitation, decisions relating to SciClone’ research, development, registration, manufacture (unless otherwise provided herein), sale, commercialization, design, price, distribution, marketing and promotion of the Licensed Product in the Territory, shall be within the sole discretion of SciClone. Notwithstanding Section 4.1(b), nothing in this Agreement shall be construed as imposing on SciClone the duty to market and/or sell and exploit Licensed Product for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices and subject to Section 4.1(b) above.

SECTION 4.2 Development Committee.

(a) General. SciClone and RESprotect shall establish a Development Committee consisting of two representatives for each of SciClone and RESprotect. The responsibilities of the Development Committee shall be to oversee the Development Plan and the Scale-up Plan and render periodic reports at least every calendar quarter covering the status of SciClone’ Development of Licensed Product, RESprotect’s execution of the Scale-up Plan and related matters. The representatives of the Development Committee of SciClone and RESprotect shall be in a position to report on behalf of the represented parties about these matters. The Development

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Committee shall hold meetings at least one time every calendar quarter. The meetings may be conducted either in person or by conference call; provided, however, that at least one meeting in each calendar year will be held in person in the United States at a location to be determined by the Development Committee. Each party shall bear its costs related to participation on the Development Committee. The Development Committee shall also coordinate the development efforts by SciClone within the Territory and RESprotect’s scale-up efforts. RESprotect shall report to the Development Committee its development efforts with regard to the Licensed Product outside the Territory unless it is prevented from this by law or by confidentiality or other agreements with Third Parties.

(b) Decision-Making. The Development Committee shall have the initial right to consider any adjustments of and deviation by SciClone from the Development Plan. If within thirty (30) days after submission, the Development Committee does not reach a unanimous decision in the proposed change in the Development Plan, the proposed change in the Development Plan shall be submitted to the CEOs of SciClone and RESprotect for their consideration. If they do not agree within thirty (30) days following submission of the proposed change by the Development Committee, SciClone shall have the right of final decision.

ARTICLE V

ACCESS TO CLINICAL TRIAL DATA

The results and other data from any preclinical and clinical trials (“Preclinical and Clinical Data”) undertaken by SciClone and/ or its Sublicensees and/ or Third Parties in the United States or elsewhere in relation to the Licensed Product or otherwise generated in relation to this Agreement will be available at no cost for RESprotect for its research, regulatory and commercialization purposes outside of the Territory. SciClone will share Preclinical and Clinical Data with RESprotect’s Other Licensees in Asia and Europe for their research, regulatory and commercialization purposes in their respective territories on the following terms: (i) with respect to Asia, the Other Licensee will pay SciClone a fee equal to [****], and (ii) with respect to Europe, the Other Licensee will pay SciClone a fee equal to [****]; provided that SciClone will have thirty (30) days to review and approve all regulatory filings or other use involving Third Parties of RESprotect and its Other Licensees which rely on Preclinical and Clinical Data to ensure that such regulatory filings or other use involving Third Parties do not conflict with or otherwise adversely effect SciClone’s regulatory filings in the Territory, such approval to be provided in writing, not to be unreasonably withheld. The fee payable by RESprotect’s Other Licensees for the Preclinical and Clinical Data will be due upon receipt of the Preclinical and Clinical Data by the RESprotect’s Other Licensee, and shall be payable in installments over a period of five years from the due date. Should a RESprotect Other Licensee for

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Europe and/or Asia license only part of the applicable territory, the [****] (for Asia) and [****] (for Europe) fee will be adjusted in view of the actual market size of the particular territory versus the full market size of Asia or Europe, as applicable. Except as set forth above, neither RESprotect nor its permitted Other Licensees will share or otherwise transfer Preclinical and Clinical Data to any Third Party without the prior written permission of SciClone.

ARTICLE VI

SUPPLY OF LICENSED PRODUCT; MANUFACTURE AND SUPPLY OF API

SECTION 6.1 Supply of Licensed Product for Clinical Trials. Until the appropriate application(s) are filed with the FDA and FDA approval of the Licensed Finished Product is obtained, it is agreed that RESprotect will manufacture and supply SciClone with the Licensed Product as required by SciClone for conducting clinical trials and SciClone will purchase Licensed Product from RESprotect. The Licensed Product for Phase II Clinical Trials will be supplied in [****], the Licensed Product for other phases of Clinical Trials will be supplied as API prior to tableting. The details of such purchase are set forth in the 2007 Supply Agreement.

SECTION 6.2 Supply of Licensed Product for Commercial Purposes. SciClone will purchase from RESprotect the Licensed Product which it requires for the manufacture of the Licensed Finished Product after FDA approval of the Licensed Product. The details of such purchase are set forth in the 2007 Supply Agreement.

SECTION 6.3 [****]

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.1 Mutual Representations. SciClone and RESprotect each represent and warrant to the other on the 2007 Effective Date as follows:

(a) Organization. It is a corporation duly organized, validly existing and, as for SciClone, in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

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(b) Authorization. The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and does not violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents or any agreement or other instrument or obligation to which it is bound or its assets are subject.

(c) Binding Agreement. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

(d) No Inconsistent Obligation. It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

SECTION 7.2 Representation of RESprotect regarding Title to Licensed Product; Mutual Representation regarding Performance.

(a) RESprotect is the sole owner of the RESprotect Patent Rights and RESprotect Know-how, free and clear of all liens, charges, encumbrances of Third Parties and RESprotect owns the exclusive, worldwide, royalty free, sublicensable, transferable right to use the Licensed Product under the RESprotect Patent Rights and RESprotect Know-how. To RESprotect’s knowledge the patentability or validity of the RESprotect Patent Rights have not been contested or threatened to be contested by any Third Party and to RESprotect’s knowledge, there is no legitimate basis for such a claim. No infringement proceedings have been initiated against Third Parties on the basis of the RESprotect Patent Rights. All patent applications which relate to the RESprotect Patent Rights have been filed in accordance with the applicable formal requirements and none of such patent applications, or patents which cover the RESprotect Patent Rights have lapsed by reason of abandonment or non-payment of any fees. RESprotect has paid all maintenance fees, which are due and payable with respect to the RESprotect Patent Rights through the date of signing of this Agreement. All patent applications, which relate to the RESprotect Patent Rights have been filed within the applicable period for claiming priority. To RESprotect’s knowledge, RESprotect’s ownership of the RESprotect Patent Rights or its rights therein have not been contested or threatened to be contested by any Third Party. For the sake of clarification, RESprotect does not warrant that the RESprotect Patent Rights are free from rights of Third Parties. However, to RESprotect’s knowledge, no Third Party has asserted or threatened to assert any rights in or to the RESprotect Patent Rights.

(b) To RESprotect’s knowledge, no other person or product infringes upon the Licensed Product in the Territory.

(c) RESprotect and SciClone are not in default (nor has there transpired an event which with notice or the lapse of time or both would be a default) under any court order, agreement, document, instrument, indenture or other obligation of RESprotect or SciClone, respectively, which affects or could affect the use of the Licensed Product in the Territory or the performance of the respective party under this Agreement.

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(d) To RESprotect’s knowledge, there are no royalties, honoraria, fees or other payments payable by RESprotect to any person by reason of RESprotect’s ownership in the RESprotect Patent Rights except for deferred payment obligations which arose in connection with (i) the acquisition of the RESprotect Patent Rights, US patent 6,589,941, from the Fraunhofer-Gesellschaft in the year 2000, (ii) the subsidising of RESprotect by the Saechsische AufbauBank (“SAB”) and (iii) the employee invention compensation obligation of RESprotect relating to the RESprotect Patent Rights, for all (i) to (iii) of which RESprotect shall have sole responsibility for timely payment.

(e) RESprotect has not granted any right to a Third Party to use the Licensed Product under the RESprotect Patent Rights in the Territory.

(f) None of RESprotect’s officers, directors, employees, consultants, agents or representatives have any ownership or other similar rights in or to the Licensed Product in the Territory.

SECTION 7.3 Knowledge. “Knowledge” or “known” shall mean, with respect to any representation or warranty or other statement in this Agreement qualified by positive knowledge of RESprotect, the actual knowledge of Professor Fahrig.

ARTICLE VIII

INTELLECTUAL PROPERTY

SECTION 8.1 Ownership of SciClone Inventions and Joint Technology. License.

It is expected that additional intellectual property may be created during performance under this Agreement. Any inventions made solely by employees of SciClone or any of its Affiliates or Sublicensees during the performance of this Agreement (“SciClone Inventions”) shall be owned by SciClone. Joint Technology and any Patent Rights on Joint Technology shall be owned jointly by SciClone and RESprotect at equal ratio. For any SciClone Invention directly related to an improved method of use of the Licensed Product, and only to the extent necessary for RESprotect to use the RESprotect Patent Rights, SciClone shall grant RESprotect a non-exclusive, royalty-free, perpetual license outside the Territory, with the right to grant sublicenses (“Grant-Back License”). SciClone shall inform RESprotect of any SciClone Invention promptly after it has been made. SciClone shall claim any inventions made by its employees.

SECTION 8.2 Patent Rights on Joint Technology.

(a) RESprotect and SciClone will cooperate in the protection of Patent Rights and other intellectual property rights for Joint Technology.

(b) All costs relating to preparation, prosecution and maintenance of Patent Rights on Joint Technology in the Territory shall be paid by SciClone. SciClone shall have the first right, but not the obligation, to control, at its sole expense, the preparation, filing, prosecution and maintenance of all patents and patent applications claiming an Invention based on Joint Technology and for conducting any interferences, re-examinations, reissues, oppositions, or requests for patent term extensions relating thereto in the

13	CONFIDENTIAL TREATMENT

Territory, provided that it shall inform and coordinate any such acts with RESprotect duly in advance. SciClone shall keep RESprotect informed of all filings related to such prosecution reasonably in advance of any relevant actions and deadlines and take reasonable account of all comments received from RESprotect in relation thereto. In the event that SciClone elects not to prosecute or maintain any patent application or patent claiming an Invention based on Joint Technology in the Territory, it shall immediately inform RESprotect, and RESprotect shall have the right, at its option and sole expense, to take over the filing, prosecution and/or maintenance of such patent or patent application and in that event SciClone shall transfer to RESprotect SciClone’s share in the Invention based on Joint Technology in the Territory free of costs.

(c) All costs relating to preparation, prosecution and maintenance of Patent Rights on Joint Technology outside the Territory shall be paid by RESprotect. RESprotect shall have the first right, but not the obligation, to control, at its sole expense, the preparation, filing, prosecution and maintenance of all patents and patent applications claiming an Invention based on Joint Technology outside the Territory, provided that it shall inform and coordinate any such acts with SciClone duly in advance. RESprotect shall keep SciClone informed of all filings related to such prosecution reasonably in advance of any relevant actions and deadlines and take reasonable account of all comments received from SciClone in relation thereto. In the event that RESprotect elects not to prosecute or maintain any patent application or patent claiming an Invention based on Joint Technology in the Territory, it shall immediately inform SciClone, and SciClone shall have the right, at its option and sole expense, to take over the filing, prosecution and/or maintenance of such patent or patent application and in that event RESprotect shall transfer to SciClone RESprotect’s share in the Invention based on Joint Technology in the Territory free of costs.

SECTION 8.3 Patent Rights on SciClone Inventions.

All costs relating to Patent Rights on SciClone Inventions will be borne by SciClone, which will not have any responsibility for any costs relating to existing RESprotect Patent Rights and any new patents filed by RESprotect outside the Territory. If SciClone elects not to file or maintain Patent Rights for a particular SciClone Invention in the Territory, SciClone shall inform RESprotect immediately, in any event prior to the expiry of any deadlines for the relevant action, and RESprotect shall have the right at its own expense to file, prosecute and maintain the patent application/patent for that SciClone Invention. If RESprotect so elects, SciClone shall transfer to RESprotect at no costs its rights in the Patent Rights but only for that patent application/patent and shall execute any documents and issue any declarations necessary to effect this transfer free of costs.

SECTION 8.4 RESprotect Patent Rights.

All costs relating to maintaining RESprotect Patent Rights will be borne by RESprotect. If RESprotect decides not to file or maintain Patent Rights on any particular patent included in the RESprotect Patent Rights, RESprotect shall inform SciClone in writing and SciClone shall have the right at its own expense to file, prosecute and maintain patent applications or patents. If SciClone elects so, RESprotect shall transfer its rights in such patent applications or patents to SciClone for the Territory and shall execute any documents and issue any declarations necessary to effect the transfer. RESprotect shall keep SciClone informed on an ongoing

14	CONFIDENTIAL TREATMENT

basis regarding prosecution of the patent applications and maintenance of the patents included in the RESprotect Patent Rights. RESprotect shall keep SciClone informed of all filings related to such prosecution or maintenance reasonably in advance of any relevant actions and deadlines and shall consider in good faith without being obligated to the requests and suggestions of SciClone with respect to strategies for filing, prosecuting, maintaining and extending the RESprotect Patent Rights. SciClone shall provide all assistance reasonably requested by RESprotect with respect to the filing, prosecution and maintenance of the RESprotect Patent Rights.

SECTION 8.5 Notices of Infringement; Proceedings.

(a) Third Party Intellectual Property Rights. RESprotect and SciClone shall notify each other of any allegations by a Third Party that the activity of either of the parties under this Agreement infringes or may infringe the intellectual property rights of such Third Party. Both parties will cooperate in good faith in defending all claims relating to patent infringement by use of the License by SciClone. SciClone shall not have the right to settle any patent infringement litigation in a manner that diminishes the rights or interests of RESprotect to this Agreement or obligates RESprotect to make payment or take any action without RESprotect’s prior written consent. For any patent infringement proceedings, which arose by virtue of RESprotect’s activities under this Agreement, in the event that such settlement would materially affect the rights of SciClone under the License, RESprotect undertakes to liaise with SciClone before entering into a settlement agreement and will take into consideration SciClone interests in such settlement. If such settlement materially diminishes the scope of the RESprotect Patent Rights, the parties agree to negotiate in good faith an adjustment of the License on commercially reasonable terms and conditions. SciClone will be responsible for the costs associated with defending all claims and settlement costs relating to patent infringement in the Territory, [****].

(b) RESprotect Patent Rights. SciClone shall notify RESprotect of any infringement or threatened infringement of the RESprotect Patent Rights in the Territory it becomes aware of. RESprotect shall have the first right to initiate proceedings against such infringer at its expense and retain any damages awarded. SciClone may join such proceedings, in which case the parties shall bear the costs of the proceedings and share any damages awarded in equal ratio. In any event SciClone shall assist RESprotect, if so requested by RESprotect, in the proceedings. If RESprotect declines to prosecute any infringer in the Territory, SciClone shall have the right at its expense to commence an infringement action and to retain any damages awarded. If such infringement action materially diminishes the scope of the RESprotect Patent Rights, the parties agree to negotiate in good faith an adjustment of the License on commercially reasonable terms and conditions. RESprotect shall be solely responsible for at its discretion to defend the RESprotect Patent Rights against nullity actions and other challenges of the validity of the RESprotect Patent Rights.

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(c) Patent Rights on Joint Technology. SciClone or RESprotect shall notify the other Party of any infringement or threatened infringement of the Patent Rights based on Joint Technology in the Territory it becomes aware of. Both parties will cooperate in good faith in defending all claims relating to patent infringement, including that they will agree on who will lead the defense in the infringement action. The party controlling a Third Party infringement action shall keep the other party reasonably informed of developments in any such action, including, to the extent permissible by law, the state of any settlement negotiations and the terms of any offer related thereto. The party controlling any such action shall not settle such action or otherwise consent to an adverse judgment in such action that diminishes, dilutes or impairs the rights or interests of the non-controlling party or the validity or enforceability of the Patent Rights based on Joint Technology, without the prior written consent of the non-controlling party, such consent not to be unreasonably withheld.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 SciClone Indemnity Obligations. SciClone agrees to defend, indemnify and hold RESprotect, its Affiliates and their respective directors, officers, employees and agents harmless against any and all claims, suits, losses, judgments, liabilities, damages, costs and fees (including but not limited to reasonable attorneys’ fees) and expenses resulting from or arising out of the breach by SciClone or its Sublicensees, respectively, of its representations and warranties in Article VII or any other breach of this Agreement.

SECTION 9.2 RESprotect Indemnity Obligations. RESprotect agrees to defend, indemnify and hold SciClone, its Affiliates and their respective directors, officers, employees and agents harmless against any and all claims, suits, losses, judgments, liabilities, damages, costs, fees (including but not limited to reasonable attorneys’ fees) and expenses resulting from or arising out of (i) the breach by RESprotect of its representations and warranties in Article VII or (ii) any other breach of this Agreement. RESprotect’s indemnity obligation related to its supplying Licensed Product will be incorporated in the 2007 Supply Agreement.

SECTION 9.3 Procedure. A party or any of its Affiliates or their respective employees or agents (the “Indemnitee”) that intends to claim indemnification under this Article IX shall promptly notify the other party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof. The indemnity agreement in this Article IX shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action vis-à-vis a Third Party if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall not relieve the Indemnitor of any liability to the Indemnitee under this Article IX, provided such failure to deliver does not prejudice the Indemnitor’s right and ability to defend that claim. The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability against Third Parties covered by this indemnification.

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SECTION 9.4 RESprotect Insurance. RESprotect shall carry and maintain product liability insurance at its expense, covering its obligation as manufacturer, for as long as it supplies Licensed Product to SciClone or any Sublicensee pursuant to the 2007 Supply Agreement executed by the parties unless such insurance is carried by the actual manufacturer of Licensed Product. A certificate evidencing such insurance coverage and all renewals thereof shall be provided to SciClone upon its request.

SECTION 9.5 SciClone Insurance. SciClone shall carry and maintain product liability insurance at its expense, covering its use of the supplied Licensed Product and of the Licensed Finished Product during clinical trials and commercialisation. SciClone undertakes to name RESprotect as an additional insured party to this insurance. A certificate evidencing such insurance coverage and all renewals thereof shall be provided to RESprotect upon its request.

ARTICLE X

TERM AND TERMINATION

SECTION 10.1 Term. This Agreement will start on the 2007 Effective Date and remain in effect until the earlier to occur as follows:

(a) for the shorter of [****] from the 2004 Effective Date or until expiry or invalidity of the last to expire Valid Claim under the RESprotect Patent Rights, including any patent term extension for delays in regulatory proceedings; or

(b) until terminated under Sections 10.2 or 10.3.

SECTION 10.2 Termination.

(a) If either party commits a material breach of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice to the breaching party in sufficient detail to ascertain and respond to the alleged breach. Termination shall take effect thirty (30) days after receipt of such notice unless the breach is corrected within the same time period, except as otherwise provided in Section 10.2(b) and (c).

(b) The provisions of Sections 10.2(a) above notwithstanding, if SciClone fails to comply with its obligations of Development and/ or its obligations to exploit the License pursuant to Section 4.1 (subject to SciClones’ right of termination under Section 10.2(c)), then RESprotect shall have the right to give SciClone written notice thereof stating in reasonable detail the particular failure(s). SciClone shall have a period of thirty (30) days from the receipt of such notice to meet with RESprotect to discuss the activities that are being pursued to address the failure of diligence. In any event, SciClone shall initiate a program to address the failure of diligence within forty-five (45) days from SciClone’ receipt of such notice, and the period for SciClone to cure the lack of diligence shall not

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be longer than one hundred twenty (120) days from SciClone’ receipt of such notices. If, after expiry of this time, an independent expert selected by RESprotect, subject to the consent of SciClone which consent shall not be unreasonably withheld, determines that SciClone has failed to meet SciClone’ obligations under Sections 4.1 of this Agreement, RESprotect shall have the right to terminate this Agreement and SciClone shall bear the costs of the independent expert.

(c) SciClone may terminate this Agreement if, in its sole discretion, it determines to not develop, register or have developed or registered Licensed Product by giving RESprotect ninety (90) days written notice, however if such decision is not due to purely scientific reasons, it may only terminate with hundred forty-five (145) days prior written notice to RESprotect.

(d) The right of either party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of or failure to take action with respect to any previous default. Any such termination shall be without prejudice to any further rights and remedies vested in the parties.

SECTION 10.3 Liquidation. Bankruptcy. Insolvency. If (i) one of the parties shall go into liquidation, other than for the purpose of a bona fide reorganization, (ii) or a receiver or trustee be appointed for its property or estate, (iii) or if such party shall make an assignment for the benefit of its creditors, (iv) or if such party files for a voluntary petition in bankruptcy or application for insolvency or is adjudged bankrupt or insolvent, and whether or not any of the aforesaid acts be the outcome of a voluntary act of that party, the other party shall be entitled to terminate this Agreement forthwith by written notice to the first party.

SECTION 10.4 Effects of Termination.

(a) Expiration Of The Agreement. Upon expiration of this Agreement pursuant to Section 10.1(a) the License and the Grant-back License shall terminate immediately; (ii) SciClone shall at its expense transfer to RESprotect any documentation and materials it received from RESprotect under this Agreement and (iii) SciClone will make available to RESprotect any Preclinical and Clinical Data not yet made available, subject to the provisions of Article V.

(b) Termination for material breach or Liquidation, Bankruptcy, Insolvency of SciClone. If RESprotect terminates this Agreement because of a material breach by SciClone pursuant to Section 10.2(a) or (b), or pursuant to Section 10.3 then (i) the License shall terminate; (ii) SciClone shall provide RESprotect with any documents, information, data and materials, including any Preclinical and Clinical Data relevant for the development, registration and commercialization of the Licensed Product in the Territory and outside the Territory and shall execute any documents and issue any declarations necessary to this end; (iii) SciClone shall transfer its share in Joint Technology to RESprotect and RESprotect shall be the sole owner of Joint Technology; (iv) the Grant-Back License shall survive the termination until expiry of the Patent Rights under the SciClone Invention and shall extend under the same conditions also to the Territory and (v) SciClone shall cease all sales of Licensed Product and transfer to RESprotect, at its expense any documentation and materials it received from RESprotect under this Agreement as well as any stock of Licensed Product which is in its possession at the date of termination.

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(c) Termination for material breach or Liquidation, Bankruptcy, Insolvency of RESprotect. If SciClone terminates this Agreement because of a material breach by RESprotect pursuant to Section 10.2 (a), or pursuant to Section 10.3, then (i) the License (including the right to sublicense) will remain in effect on a royalty free, fully paid basis in consideration of a one-time payment to RESprotect equal to US$[****] multiplied by the number of years then remaining until the expiration of the last to expire Valid Claim under the RESprotect Patent Rights; (ii) RESprotect shall transfer its share in Joint Technology to SciClone and SciClone shall be the sole owner of Joint Technology; and (iii) the Grant Back License shall terminate.

(d) Termination upon decision of SciClone for scientific reasons. If SciClone terminates the agreement because it determines not to develop, register or have registered Licensed Product pursuant to Section 10.2 (c) for purely scientific reasons, Section 10.4 (a) shall apply.

(e) Termination upon decision of SciClone for other than scientific reasons. If SciClone terminates the agreement because it determines not to develop, register or have registered Licensed Product pursuant to Section 10.2 (c) for other than purely scientific reasons, (i) the License terminates; (ii) SciClone shall, at the request of RESprotect, allow RESprotect to continue any studies under preclinical or clinical trials (for the sake of clarification, RESprotect shall have the right, but not the obligation, to carry on the preclinical/ clinical trials) and upon such request of RESprotect SciClone shall provide RESprotect with all and any documents, information, data and materials, including any Preclinical and Clinical Data which directly or indirectly relate to the development, registration and commercialization of the Licensed Product (to the extent not yet made available), and take any action, including to assist RESprotect in finding a suitable CRO to continue the studies and shall execute any documents and issue any declarations in order to enable RESprotect to carry on the preclinical/ clinical trials and register and commercialize the Licensed Product in the Territory itself or through partners; (iii) SciClone shall not be liable to RESprotect for any reason whatsoever resulting from RESprotect’s utilization after termination of this Agreement of any information or documents returned to RESprotect following termination; (iv) SciClone shall transfer its share in Joint Technology to RESprotect and RESprotect shall be the sole owner of Joint Technology; (v) the Grant-Back License shall survive the termination until expiry of the Patent Rights under the SciClone Invention and shall extend under the same conditions also to the Territory; (vi) SciClone shall transfer to RESprotect, at its expense, any documentation and materials it received from RESprotect under this Agreement as well as any stock of Licensed Product which is in its possession at the date of termination.

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(f) In any event, any termination or expiration of this Agreement pursuant to Sections 10.1, 10.2 and 10.3, shall be without prejudice to:

(i) the confidentiality rights and obligations under Article XII that survive termination;

(ii) any other remedies which either party may then or thereafter have hereunder; and

(iii) either party’s obligation to make any payments due pursuant to this Agreement which accrue prior to termination, and at the time of termination, all such payments due shall be made in full within 45 days unless the parties agree otherwise.

ARTICLE XI

FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or be in breach of this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, act of God or acts, omissions or delays in acting by any governmental authority or the other party; PROVIDED, HOWEVER, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

ARTICLE XII

CONFIDENTIALITY

SECTION 12.1 Nondisclosure Obligations.

(a) General. Except as otherwise provided in this Article XII, during the term of this Agreement and for a period of five (5) years thereafter, both parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other party resulting from or related to the development of the Licensed Product, including any RESprotect Know-how and (ii) all other information and data supplied by the other party under this Agreement. For purposes of this Article XII, information and data described in clause (i) or (ii) shall be referred to as “Information”.

(b) Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators,

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Information it is otherwise obligated under this Section 12.1 not to disclose on an need-to-know basis on conditions that such entities or persons signed prior to the disclosure of the Information to them a written confidentiality agreement under which it undertakes to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its Sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain Patent Rights or authorizations to conduct clinical trials of, and to commercially market the Licensed Product. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party in violation of a confidentiality obligation vis-a-vis the disclosing party; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that the receiving party notifies the other party immediately upon receipt thereof and grants the disclosing party the possibility to seek legal protection against such disclosure and limits the scope of disclosure to that portion of the Information that is legally required to be disclosed. Furthermore, the obligations not to disclose Information as set forth in this Agreement shall not apply with regard to (i) the obligations under Section 3 of the purchase agreement between RESprotect and the [****] of 5/6 March 2001 as amended twice under which RESprotect must submit the final reports for clinical trial phase II for the mentioned indications to have it examined by an external expert and (ii) the obligations of RESprotect under No. (9) of the amendment decree dated 15 April 2002 to the grant of subsidy decree dated 25 April 2001 by [****] (“[****]”) under which RESprotect is obligated to notify [****] of the grant of licenses to Third Parties and must immediately submit the respective agreements with the Third Party to the [****]. RESprotect will ensure that in the event of disclosure of Information to [****] and/ or [****], [****] and/ or [****] will sign an undertaking to keep confidential the Information and limit the use of the Information to internal use and not to distribute the Information outside of [****] and/ or [****] or publish the Information in any way.

SECTION 12.2 Terms. Publications. Press Release.

(a) Terms of this Agreement. Except as provided in Section 12.1(b) hereof, RESprotect and SciClone each agree not to disclose any terms or conditions of this Agreement or the Agreement as such to any Third Party without the prior written consent of the other

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party, except as required by applicable law or pursuant to a confidentiality agreement no less restrictive than this Article XII. Each of SciClone and RESprotect will have the right to review, comment upon and approve any filings made by the other with any US or non-US securities regulators, such approval not to be unreasonably withheld. The Parties will agree within 15 days from the Effective Date on a press release announcing the execution of this Agreement and each party shall be forthwith entitled to use this press release and similar press release with substantially the same language without the consent of the other party. From time to time the Parties will agree on press releases announcing events related to this agreement and each party shall be forthwith entitled to use such press releases and similar press releases with substantially the same language without the consent of the other party.

(b) Publications. Both parties recognize the mutual interest in obtaining patent protection for inventions, which arise under this Agreement. In the event that employees or consultants or any other Third Party under contract to RESprotect or SciClone wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the “Publishing Party”), the Publishing Party shall transmit to RESprotect and SciClone a copy of the proposed written publication at least forty-five (45) days prior to submission for publication. RESprotect and SciClone shall have the right (a) to propose modifications to the publication for confidentiality reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication.

(c) Delay. If either RESprotect or SciClone requests a delay as described in Section 12.2(b), the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days from the request of RESprotect to enable patent applications protecting rights in such information to be filed.

(d) Resolution. Upon receipt of written approval of RESprotect, the Publishing Party may proceed with the written publication or the oral presentation.

SECTION 12.3 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any provisions of this Article XII by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article XII, without any requirement to post a bond.

ARTICLE XIII

MUTUAL COOPERATION; CORRECTIVE ROCEEDINGS

SECTION 13.1 Cooperation. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all action or do or cause to be done, and to assist and cooperate with each other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and any further filings with relevant patent offices (in each case, to the extent that the same is within the control of such party).

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SECTION 13.2 Corrective Proceedings

(a) Notwithstanding patent proceedings initiated by Third Parties, for which section 8.5 shall apply as the sole remedy, if, in the opinion of SciClone’s patent counsel, prior art raises a substantial new question of patentability related to any of the patents from which the RESprotect Patent Rights are derived, SciClone shall provide notice thereof (“Corrective Proceeding Notice”) to RESprotect. Within 10 days of receipt of the Corrective Proceeding Notice, RESprotect shall refer the matter to its patent counsel, who shall then confer with SciClone’s patent counsel. If RESprotect’s patent counsel agrees with SciClone’s patent counsel that a substantial new issue of patentability has been raised by prior art, RESprotect’s patent counsel shall promptly provide notice thereof to RESprotect (“RESprotect Patent Counsel Notice”). If RESprotect’s patent counsel does not agree with SciClone’s patent counsel, RESprotect shall promptly give notice thereof to SciClone and the question shall be submitted to an independent patent counsels with at least 20 years experience in the industry mutually selected by SciClone and RESprotect, or if they are unable or fail to select the independent patent counsel, by the American Arbitration Association. If the independent patent counsel, after considering the positions of each of the respective patent counsel of SciClone and RESprotect, agrees with SciClone’s patent counsel, independent counsel shall promptly send notice thereof (“Independent Patent Counsel Notice”) to RESprotect with a copy to SciClone. Within 90 days after receipt of the RESprotect Patent Counsel Notice or the Independent Patent Counsel Notice, as the case may be, RESprotect shall file the appropriate documentation with the USPTO to seek a reexamination or, if deemed more appropriate by RESprotect, re-issue of the patent(s) cited in the Corrective Proceeding Notice. If independent patent counsel agrees with RESprotect’s patent counsel, independent counsel shall promptly send notice thereof to SciClone, with a copy to RESprotect, and RESprotect shall not be required to take any further action with respect to the matter referred to in the subject Corrective Proceeding Notice. The costs of the independent patent counsel shall be borne by RESprotect if such counsel agrees with SciClone’s patent counsel and by SciClone if such counsel agrees with RESprotect’s patent counsel. RESprotect shall have the right to control the prosecution of the corrective proceedings, including but not limited to selecting the attorney or agent to prosecute the corrective proceedings at the USPTO. SciClone shall have the right to review and comment on all documents prior to the filing of such documents at the USPTO, which comments shall be considered in good faith by RESprotect. RESprotect and SciClone shall share equally all costs incurred in connection with the filing and prosecution of any corrective proceeding, provided that if the prior art arises from any Patent Rights of Newbiotics, RESprotect shall bear all costs of the corrective proceedings alone.

(b) RESprotect and SciClone agree to cooperate in every way possible in obtaining evidence and going forward with such corrective proceedings.

(c) Each party shall promptly inform the other as to all matters that come to its attention that may affect the corrective proceedings of the subject patent and permit each other to provide comments and suggestions with respect to the corrective proceedings, which comments and suggestions shall be considered in good faith by the other party.

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ARTICLE XIV

MISCELLANEOUS PROVISIONS

SECTION 14.1 Assignment. This Agreement may not be assigned or otherwise transferred by either party to a Third Party without the prior written consent of the other party; PROVIDED, HOWEVER, that either party may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party’s assets to an unrelated Third Party or a sale to an unrelated Third Party of all or a substantial portion of its business of which the transaction contemplated hereby is a part unless in case of a merger, consolidation or sale made by either party where the Third Party is a competitor of the other party, in which case the merger, consolidation or sale shall require the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. A “competitor” is defined as an organization which is developing a product for use to overcome chemotherapy resistance when used in combination with a chemotherapeutic agent. Competitors would not include organizations which develop products that could be used in triple combination therapy regimens that include a chemotherapeutic agent plus BVDU but which are not used to overcome chemotherapy resistance. The assigning party’s rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction, and the assigning party shall inform the other party of the assignment without undue delay after the assignment. Any purported assignment in violation of the preceding sentence shall be void unless later approved in writing by the other party. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

SECTION 14.2 Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when mailed postpaid first class registered, certified mail or recognized overnight courier and addressed to the party for whom it is intended at its record address, and such notice shall be effective as of the date it is deposited in the mail. The record address of each party for this purpose is its address set forth below:

If to SciClone:	SciClone Pharmaceuticals, Inc. Attn: Richard Waldron 901 Mariners Island Blvd., San Mateo, California 94404, USA Fax: 650-358-3469

With a copy to:	DLA Piper US LLP Attn: Howard Clowes 153 Townsend Street, Suite 800 San Francisco, California 94107, USA

If to RESprotect:	RESprotect GmbH Attn.: Managing Director Fiedlerstr. 34 D-01307 Dresden, GERMANY Fax: +49 (351) 4503210

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with a copy to:	Mayer Brown Rowe and Maw LLP Attn. Dr. Rüdiger Herrmann Bockenheimer Landstraße 98-100 60323 Frankfurt am Main Germany

Each party may, at any time, substitute for its previous record address any other address by giving prior written notice of the substitution.

SECTION 14.3 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions thereof; provided, however, that the scope, validity and enforceability of patents shall be determined in accordance with the applicable laws of the countries in which such patents have been issued.

SECTION 14.4 Waiver. The failure of either party to insist upon the strict performance of any provisions hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default; the election by either party of any particular right or remedy shall not be deemed to exclude any other; and all rights and remedies shall be cumulative.

SECTION 14.5 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

SECTION 14.6 Dispute Resolution

(a) Good Faith Attempt to Resolve. The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations.

(b) Arbitration. If the parties are unable to resolve the matter through negotiations, the parties shall submit the dispute to arbitration. The arbitration shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”), as the Arbitration Rules then exist by three arbitrators appointed in accordance with the

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Arbitration Rules. The arbitration shall take place in San Francisco, California if initiated by SciClone or Frankfurt, Germany if initiated by RESprotect. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the parties hereto. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Under no circumstances shall either party be obliged to use arbitration to reconcile RESprotect patent issues. The arbitrator shall have right to award costs, including reasonable attorneys’ fees, to the prevailing party in any arbitration.

(c) Right to Seek Injunctive Relief. Notwithstanding the foregoing provisions of this Section 14.6, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party’s duties of confidentiality pursuant to Article XII of this Agreement and (ii) any infringement of its intellectual property rights by the other party.

SECTION 14.7 No Other Proceedings. SciClone agrees not to initiate any proceedings to challenge the validity of the RESprotect Patent Rights or the secrecy of the RESprotect Know-how unless this Agreement provides otherwise.

SECTION 14.8 Entire Agreement. This Agreement, the 2007 Supply Agreement together with the Exhibits, Schedules and Appendixes hereto and thereto, contains the entire understanding of the parties with respect to the subject matter hereof and thereof. All express or implied agreements and understandings, either oral or written, heretofore made are superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all parties hereto.

SECTION 14.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Section hereof.

SECTION 14.10 Independent Contractors. It is expressly agreed that RESprotect and SciClone shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither RESprotect nor SciClone shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

SECTION 14.11 Exports. The parties acknowledge that the export of technical data, materials, or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls, which are beyond the reasonable control of either party. SciClone and RESprotect agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. SciClone and RESprotect agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 14.11.

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SECTION 14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SCICLONE INC.

By:	/s/ Friedhelm Blobel
Name:	Friedhelm Blobel
Title:	CEO and President

RESPROTECT GmbH

By:	/s/ Rudolf Fahrig
Name:	Rudolf Fahrig
Title:	CEO

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Exhibit A

Asia and Europe

[****]

****	Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit B

Development Plan

[****]

****	Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

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